whatifi Funds

                                              CONSENT TO USE OF NAME

         WHEREAS, whatifi.com Corporation (the "Company") has created a mutual fund to be known as whatifi Funds (the "Trust");

         WHEREAS, the Trust is of the type known as a series fund and consists of separate series of shares (each a "Fund" and together, the "Funds"); and

     WHEREAS, it is advantageous for the Company to have the Trust and the Funds created use the name whatifi;

         NOW, THEREFORE, in consideration of the benefits to be derived by the Company and the promises made herein, the parties hereby agree as follows:

         1. The Company consents to the use by the Trust and its Funds of the identifying name "whatifi," which is a property right of the Company.

         2. The Trust and its Funds agree to use the name "whatifi" only as a component of their names and for no other purposes, and will not purport to grant to any third party the right to use the name "whatifi" for any purpose.

         3. The Company or any corporate affiliate of the Company may use or grant to others the right to use the name "whatifi" as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company. At the request of the Company, the Trust and its Funds will take such action as may be required to provide their consent to the use of the name "whatifi" by the Company, or any corporate affiliate of the Company, or by any person to whom the Company or any affiliate of the Company shall have granted the right to use of the name "whatifi".

         4. Upon the termination of any investment advisory or management agreement or underwriting agreement into which the Company or any affiliate of the Company and the Trust and its Funds may enter, the Trust and its Funds shall, upon the request of the Company, cease to use the name "whatifi" as a component of their names, and shall not use such names as a part of their names or for any other commercial purpose, and shall cause the officers and trustees of the Trust and the Funds to take any and all actions which the Company may request to effect the foregoing and to reconvey to the Company or such corporate affiliate any and all rights to such name.




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         5. The  Certificate of Trust of the Trust is on file with the Secretary of State of The State of Delaware, and notice is hereby given that this Agreement is made and executed on behalf of the Trust, and not by the trustees or officers of the Trust individually, and the obligations of or arising out of this Agreement are not binding upon the trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and the property of the Trust and its Funds.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this ____ day of December, 2000.

                                            whatifi.com Corporation


                                     By: /s/
                                                  -----------------------------



                                            whatifi Funds


                                     By: /s/
                                                  -----------------------------















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